Exhibit 21.1

Name of Subsidiary	Jurisdiction of Incorporation or Organization

Annapurna Bio Pty Limited	Australia

Annapurna Bio, Inc.	Delaware

Basecamp Bio Hong Kong Limited	Hong Kong

Basecamp Bio Inc.	Cayman Islands

Basecamp Bio USA Inc.	Delaware

Gasherbrum Bio, Inc.	Delaware

Lhotse Bio, Inc.	Delaware

Shanghai Basecamp Biotechnology Co., Ltd. (上海倍勘生物技术有限公司)	People’s Republic of China

Shanghai ShouTi Biotechnology Co., Ltd. (上海硕迪生物技术有限公司)	People’s Republic of China

ShouTi Hong Kong Limited	Hong Kong

ShouTi Inc.	Delaware